Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell Chief Financial Officer 609-683-5900

 CHURCH & DWIGHT REPORTS FIRST QUARTER 2012 RESULTS
Q1 Reported Net Sales up 7.5% and EPS up 13.8%
Affirms 2012 EPS Outlook $2.41-$2.43

PRINCETON, NJ, May 4, 2012 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended March 31, 2012 of  $95.8 million or $0.66 per share, compared to last year’s reported net income of $83.6 million or $0.58 per share.  This reflects an earnings per share increase of 13.8%.

First Quarter Review

Reported net sales for the first quarter increased 7.5% to $690.6 million.  Organic sales increased 8.4% driven by 10.5% volume growth offset by 2.1% unfavorable product mix and pricing.  Organic sales exclude the impact of an acquisition and foreign exchange rate changes, but includes an estimated 1.4% effect of sales resulting from a timing shift in customer orders from the first quarter of 2012 to the fourth quarter of 2011, in anticipation of the January 2012 U.S. information system upgrade. The Company believes such sales would have occurred in the first quarter of 2012 were it not for the timing shift.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our first quarter business results in what continues to be a difficult economic environment.  The organic sales increase of 8.4% reflects strong volume growth.  While category consumption continues to be weak in the U.S., we increased market share on five of our eight power brands in the quarter.”

Consumer Domestic net sales were $510.6 million, a $39.5 million increase or 8.4% above the prior year first quarter sales. First quarter organic sales increased by 10.1%, primarily due to higher sales of ARM & HAMMER liquid laundry detergent. Other products that contributed to volume growth were XTRA liquid laundry detergent, ARM & HAMMER cat litter, and the introduction of ARM & HAMMER CRYSTAL BURST power pack laundry detergent. These increases were partially offset by lower sales of ARM & HAMMER SPINBRUSH battery-operated toothbrushes, TROJAN condoms and ORAJEL oral analgesic products. Volume growth contributed approximately 13.4% to sales, partially offset by the 3.3% unfavorable product mix and pricing.  Organic sales reflect an estimated 1.7% effect of including sales resulting from a timing shift in customer orders in anticipation of the January 2012 U.S. information system upgrade.

Consumer International net sales were $121.4 million, an $11.8 million increase or 10.7% above the prior year first quarter sales.  Organic sales increased by 7.2%, primarily due to increased sales in Canada, Australia, and France, as well as increased U.S. exports. Volume growth contributed approximately 8.7% to sales, partially offset by 1.5% unfavorable product mix and pricing. Organic sales exclude a 5.0% benefit from an acquisition and the 1.5% effect of unfavorable foreign exchange rate changes.

Specialty Products net sales were $58.6 million, a $3.0 million decrease or 4.9% below the prior year first quarter sales.  Organic sales were lower by 2.5% due to softness in end markets.  Lower volumes of 8.1%, were partially offset by favorable pricing of 5.6%. The positive pricing is primarily due to a pass-through of raw material increases to customers.  Organic sales reflect an estimated 1.6% effect of including sales resulting from a timing shift in customer orders in anticipation of the January 2012 information system upgrade, and excludes the 0.8% effect of unfavorable foreign exchange rate changes.

Gross margin contracted to 43.8% in the first quarter compared to 44.9% in the same quarter last year.  The decrease is principally due to unfavorable product mix.  The unfavorable product mix reflects a 14.4% increase in net sales of lower margin consumer domestic household products compared to a 2.6% decline in net sales of higher margin consumer domestic personal care products.  Gross margin is also effected by  start-up costs related to the Company’s new California manufacturing and distribution facility, which is scheduled to begin commercial production of liquid laundry detergent and cat litter products in May 2012 and be fully operational in July 2012.  Although commodity costs were higher in the quarter, the increases were largely offset by the effect of cost reduction programs.  First quarter gross margin was 50 basis points higher than the fourth quarter of 2011.  We expect full year gross margin to increase to the lower end of our 25-50 basis point annual target, which reflects the impact of product mix.

Marketing expense was $68.0 million in the first quarter, a slight decrease of $1.2 million or 1.7% in comparison with the prior year first quarter.  Marketing expense as a percentage of net sales was 9.8% in the quarter, a decrease of 100 basis points compared to the prior year first quarter due to timing.  We expect marketing support to be approximately 13% of net sales for the full year, which is consistent with the prior year.

Selling, general, and administrative expense (SG&A) was $91.8 million in the first quarter, a $4.0 million increase over the prior year quarter.  SG&A as a percentage of net sales was 13.3%, a 40 basis point reduction from the prior year quarter.  SG&A was higher primarily due to higher legal costs and costs incurred in support of our information system upgrade.

Operating income was $142.7 million in the first quarter, an $11.6 million or 8.8% increase over the prior year. Operating income as a percentage of net sales was 20.7%, a 30 basis point increase over last year.

The effective tax rate in the first quarter was 33.1%. The tax rate includes a 220 basis point benefit due to the settlement of an IRS audit.  The Company continues to expect the full year effective tax rate to be approximately 35%.

Cash Flow

The first quarter net cash from operating activities was $113.9 million, a $34.4 million or 43.2% increase as compared to the prior year first quarter. The increase in net cash from operating activities is a result of higher net income and improved working capital management. Capital expenditures were $15.1 million, an $8.3 million increase over the prior year.  The increase in capital expenditures is primarily related to the Company’s construction of its new California facility.

In the first quarter, the Company purchased $90 million or 1.9 million shares of its common stock.   Cash on hand at March 31, 2012 was $232.4 million.  In April 2012, the Company purchased an additional 2.2 million shares totaling $110 million.

Spinbrush® Rechargeable Sonic Toothbrush Recall

Yesterday, the Company voluntarily recalled select lots of Spinbrush® Rechargeable Sonic toothbrushes distributed between February 2010 and October 2011.  The recall is not expected to have a material effect on the Company’s second quarter and full year outlook.

Outlook for 2012

Mr. Craigie said, “We continue to expect a difficult and challenging economic environment in 2012.  Consumer spending and growth in many categories is expected to remain weak due to high unemployment and consumer uncertainty.  Commodity prices are increasing in 2012 and competition will remain fierce.  Nevertheless, we believe we are in an excellent position to continue to deliver value to our stockholders with our balanced portfolio of value and premium products, aggressive cost cutting and tight management of overhead costs.”

With regard to 2012, Mr. Craigie said, “We currently expect organic net sales growth to be at the high end of our 3-4% annual target due to our strong first quarter results and the innovative new product launches in 2012.  Organic net sales growth over comparable periods in 2011 is anticipated to be higher in the first half of 2012 compared to the second half of 2012 because of higher organic net sales growth in the second half of 2011.  Gross margin is now expected to increase to the lower end of our 25-50 basis points annual target due primarily to product mix.  Our forecasted full year gross margin improvement reflects our expectation that our cost savings programs will exceed commodity price increases and unfavorable product mix as the year progresses.  We plan to maintain our marketing support at approximately 13% of net sales focused behind our power brands and the launch of our innovative new value and premium products, which we believe will continue to drive market share gains.”

 “As a result of these factors, we continue to expect earnings per share to be in the range of $2.41 to $2.43, which is an increase of 14-15% on a reported basis, and 9-10%, excluding a deferred tax valuation allowance charge of $0.09 per share in the fourth quarter of 2011.”

“With regard to the second quarter, we expect continued strong organic sales growth, gross margin comparable to the first quarter, higher marketing spending, and earnings per share of approximately $0.54, compared to $0.57 in last year’s second quarter, which included a $6 million tax benefit ($0.04 per share) as a result of New Jersey corporate tax reform.  This will result in balanced earnings per share results between the first half and second half of 2012.”

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2012 results on May 4, 2012 at 11:00 a.m. (ET).  To participate, dial in at 877-741-4354, access code: 68262772 (International: 832-900-4630, same access code: 68262772).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 68262772).  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margins; operating margins; marketing spending; commodity price increases; cost savings programs; marketing support; marketing as a percentage of net sales; effective tax rate; net cash from operating activities; capital expenditures; competition and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	Mar 31, 2012	Apr 1, 2011
Net Sales	$690.6	$642.3
Cost of sales	388.1	354.2
Gross profit	302.5	288.1
Marketing expenses	68.0	69.2
Selling, general and administrative expenses	91.8	87.8
Income from Operations	142.7	131.1
Equity in earnings of affiliates	2.5	2.2
Other (expense), net	(2.0)	(1.7)
Income before non-controlling interest and taxes	143.2	131.6
Income taxes	47.4	48.0
Net Income of Non-Controlling Interest		
Net Income attributable to Church & Dwight	$95.8	$83.6
Net Income per share – Basic	$0.67	$0.59
Net Income per share – Diluted	$0.66	$0.58
Dividend per share	$0.24	$0.17
Weighted average shares outstanding – Basic	142.3	142.8
Weighted average shares outstanding – Diluted	144.9	145.3

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Mar 31, 2012	Dec 31, 2011
Assets
Current Assets
Cash, equivalents and securities	$232.4	$251.4
Accounts receivable	270.6	264.6
Inventories	212.6	200.7
Other current assets	43.7	38.5
Total Current Assets	759.3	755.2
Property, Plant and Equipment (Net)	517.6	506.0
Equity Investment in Affiliates	15.1	12.0
Tradenames and Other Intangibles	899.5	904.1
Goodwill	868.4	868.4
Other Long-Term Assets	75.4	71.9
Total Assets	$3,135.3	$3,117.6
Liabilities and Stockholders’ Equity
Short-Term Debt	$0.1	$2.6
Other Current Liabilities	405.0	381.0
Total Current Liabilities	405.1	383.6
Long-Term Debt	249.8	249.7
Other Long-Term Liabilities	450.2	443.5
Stockholders’ Equity	$2,030.2	$2,040.8
Total Liabilities and Stockholders’ Equity	$3,135.3	$3,117.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	Mar 31, 2012	Apr. 1, 2011
Net Income	$95.8	$83.6

Depreciation and amortization	19.2	19.4
Deferred income taxes	1.5	13.3
Non cash compensation	1.5	1.8
Other	(0.6)	(1.1)

Changes in assets and liabilities:
Accounts receivable	(4.7)	(15.0)
Inventories	(11.3)	(14.9)
Other current assets	(1.1)	(6.6)
Accounts payable and accrued expenses	(8.1)	(23.5)
Income taxes payable	32.4	25.2
Excess tax benefits on stock options exercised	(4.2)	(2.2)
Other liabilities	(6.5)	(0.5)
Net cash from operating activities	113.9	79.5

Capital expenditures	(15.1)	(6.8)
Other	(3.4)	0.7
Net cash used in investing activities	(18.5)	(6.1)

Net change in debt	(2.5)	(90.0)
Payment of cash dividends	(34.2)	(24.3)
Stock option related	9.6	8.0
Purchase of treasury stock	(90.3)	(0.1)
Net cash used in financing activities	(117.4)	(106.4)

F/X impact on cash	3.0	2.9

Net change in cash and investments	$(19.0)	$(30.1)

Product Line Net Sales

	Three Months Ended		Percent
	03/31/2012	04/01/2011	Change
Household Products	$347.6	$303.8	14.4%
Personal Care Products	163.0	167.3	-2.6%
Consumer Domestic	510.6	471.1	8.4%
Consumer International	121.4	109.6	10.7%
Total Consumer Net Sales	632.0	580.7	8.8%
Specialty Products Division	58.6	61.6	-4.9%
Total Net Sales	$690.6	$642.3	7.5%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes, and including fourth quarter 2011 sales resulting from a timing shift in customer orders in anticipation of the January 2012 U.S. information systems upgrade. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 03/31/2012
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	7.5%	8.8%	8.4%	10.7%	-4.9%
Add:
FX	0.3%	0.2%	—	1.5%	0.8%
Sales in Anticipation of Information System Upgrade	1.4%	1.4%	1.7%	—	1.6%
Less:
Acquisitions	0.8%	0.9%	—	5.0%	—
Organic Sales Growth	8.4%	9.5%	10.1%	7.2%	-2.5%

Projected Percentage Increase in Earnings Per Share Growth

The press release contains the Company's forecast of 2012 earnings per share of $2.41 to $2.43, an increase of 9-10%, excluding the deferred tax charge of $0.09 per share in the fourth quarter of 2011.  If the deferred tax charge was not excluded, the forecasted 2012 earnings would constitute an increase of 14-15%. Management believes the exclusion of the deferred tax charge is useful to investors because it enables investors to compare performance in 2011 and 2012, without augmenting the amount of the increase by giving effect to an extraordinary charge in 2011 that does not reflect the Company's day-to-day operations.